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                                 EXHIBIT 22.1


                          SUBSIDIARIES OF THE COMPANY



          Facelifters, Inc.
          A District of Columbia corporation


          Facelifters Home Systems, Inc.
          A Delaware corporation


          Remodelers Credit Corporation
          A Delaware corporation